Exhibit 4.5

ESOP
EMPLOYEE STOCK OPTION PLAN

STOCK OPTION PLAN OF

PARALLAX DIAGNOSTICS, INC

(F/K as Parallax Kline, Inc)

OCTOBER 1, 2010

Parallax Kline, Inc Employee Stock Option Plan	Confidential 10-31-10

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Parallax Kline, Inc Employee Stock Option Plan	Confidential 10-31-10

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PARALLAX KLINE, INC
2010 STOCK OPTION PLAN

ARTICLE 1
GENERAL

1.1        Purpose of Plan.  The Parallax Kline, Inc (“PARALLAX”) 2010 Stock Option Plan is intended to encourage ownership of Shares of PARALLAX by certain employees of the Company or of its Parents or Subsidiaries and certain other Persons, to provide additional incentive for them to remain in the employ of the Company or its Parents or Subsidiaries, and to promote the growth and success of the Company and such Parents and Subsidiaries.  It is intended that the Options issued pursuant to the Plan shall constitute either incentive stock options within the meaning of Section 422 of the Code and the regulations thereunder or non-incentive stock options.

1.2        Definitions.  Whenever used herein, the following terms shall have the following meanings unless the context clearly indicates another meaning:

“Board” - the Board of Directors of the Company.

“Business Day” - any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Nevada are authorized or obligated by law or executive order to remain closed.

“Code” - the Internal Revenue Code of 1986, as amended.

“Committee” - the Board or, at the option of the Board, a committee designated by the Board, which committee shall consist of not less than one member of the Board who shall be appointed by and serve at the pleasure of the Board.  Members of the Committee who are Eligible Individuals shall be eligible for grants of Options; provided that any such grant is approved by a majority of the other members of the Committee.  During any period of time in which the Company is subject to the reporting requirements of the Exchange Act, the Committee shall be comprised solely of not less than two members, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended, and (ii) unless otherwise determined by the Board, an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and Section 162(m) of the Code.

“Company” – Parallax Diagnostics, Inc a Delaware corporation.

“Corporate Parent” - with respect to any Option, any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time such Option is granted, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in such chain.

“Corporate Subsidiary” - with respect to any Option, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time such Option is granted, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in such chain.

“Date of Grant” - with respect to any Option, the date on which such Option is deemed granted pursuant to Section 5.2.

“Disability” - permanent and total disability as defined in the employment agreement (or any successor agreement).

“Eligible Individual” - (i) a Key Employee or (ii) any other Person that the Committee designates as eligible to receive a Non-incentive Stock Option (or, to the extent Incentive Stock Options may be granted to such Persons, an Incentive Stock Option) because such other Person performs services for the Company or any of Its Parents or Subsidiaries (other than services in connection with the offer or sale of securities in a capital-raising transaction) and the Committee determines that the Person has a direct and significant effect on the financial development of the Company or any of its Parents or Subsidiaries, but excluding, under (i) and/or (ii), any Person that the Board may from time to time specify as ineligible.

“Eligible Employer” - the Company.

“Employee-Participant” - a Participant who is, at the Date of Grant of the relevant Option, an employee of an Eligible Employer.

“Exchange Act” — the Securities Exchange Act of 1934, as amended.

“Fair Market Value” – (a) if Shares are listed on a national securities exchange, the last reported sales price, regular way, on the composite tape of the principal national securities exchange on which the Shares are so listed on the most recent Business Day prior to the date in question for which such price is available; (b) if clause (a) does not apply but the Shares are admitted to trading in the NASDAQ-National Market System (or a similar system then in use), the last reported sales price, regular way, on the NASDAQ-National Market System (or such similar system) on the most recent Business Day prior to the date in question for which such price is available; (c) if neither clause (a) or (b) applies but the Shares are traded in the over-the-counter market and bid and asked prices are reported by NASDAQ or any comparable system, the average of the closing bid and asked prices of Shares in the over-the-counter market as reported by NASDAQ or any comparable system on the most recent Business Day prior to the date in question for which such prices are available; (d) if none of clauses (a), (b), or (c) applies but bid and asked prices for the Shares are furnished by members of the FINRA, the average of the closing bid and asked prices as furnished by two members of the FINRA (selected from time to time by the Committee for that purpose) on the most recent Business Day prior to the date in question for which such prices are available; and (e) if none of clauses (a), (b), (c), or (d) applies, the fair market value of the Share as determined by the Committee from time to time.

“Incentive Stock Option” - an option to purchase Shares granted pursuant to the Plan that is an “incentive stock option” within the meaning of Section 422 of the Code.

“Initial Public Offering” - the consummation of a sale of Shares (by the Company or shareholders or a combination thereof) that is registered on a registration statement (other than a registration statement on Form S-8 or its equivalent) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, pursuant to which the Company receives at least $10 million.

“Issuable Number” - at any time, the Maximum Number less the number of Shares theretofore issued or delivered under the Plan (appropriately adjusted to give effect to any changes in capitalization or Reorganization).

“Key Employee” - any employee of an Eligible Employer who the Committee determines is key to the operations of an Eligible Employer.

“Maximum Number” - the maximum number of Shares that may be issued or delivered under the Plan, which is 3,000,000 (subject to adjustment as set forth in Sections 9.6 and 9.7 hereof).

“FINRA” – Financial Industry Regulatory Authority.

“NASDAQ” - NASD Automated Quotation System.

“Non-Incentive Stock Option” - an option to purchase Shares granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” - an option to purchase Shares granted pursuant to the Plan that is an Incentive Stock Option or a Non-Incentive Stock Option.

“Option Agreement” - the agreement, substantially in the form attached hereto as Exhibit B (or such other form as may be approved by the Committee for use under the Plan pursuant to Section 2.1 hereof), between the Company and a Participant evidencing the grant of an Option under the Plan and containing the terms and conditions, not inconsistent with the Plan, that are applicable to such Option.

“Parent” - any Person (other than the Company) in an unbroken chain of Persons ending with the Company if, at the time such Option is granted, each of the Persons other than the Company owns stock (or other equity interests) possessing 50% or more of the total combined voting power of all classes of stock (or other equity interests) in one or more of the other Persons in such chain.

“Participant” - an Eligible Individual to whom an Option is granted under the Plan.

“Person” - any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, or other entity.

“Plan” – the PARALLAX 2010 Stock Option Plan, as set forth herein and as it may be amended from time to time.

“Reorganization” - any merger or consolidation in which the Company is not the surviving Person (other than a merger of the Company into a wholly-owned subsidiary of the Company) or in which the holders of Shares receive cash, shares of another Person, a different class of shares of the Company, or other property; the sale of all or substantially all of the assets of the Company; or the sale, pursuant to an agreement with the Company, of Shares of the Company pursuant to which another Person acquires Shares that, after consummation of such sale, are 50% or more of the outstanding Shares of the Company.

“Securities Act” – the Securities Act of 1933, as amended.

“Share” - a share of the Company’s present Common Stock, par value $.001 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or delivered or issuable or deliverable upon, in respect of, in substitution of, or in exchange for each present share.

“Shareholders’ Agreement” - that certain Shareholders’ Agreement executed as of October 31, 2010, by the Company, Joseph Michael Redmond, Michael Contarino, Dr. Roger Morris and, possibly others, as the same may be amended at the relevant time, a copy of the current version of which is attached as Exhibit A hereto.

“Subsidiary” - any Person (other than the Company) in any unbroken chain of Persons beginning with the Company if, at the time of granting of the Option, each of the Persons (other than the last Person in the unbroken chain) owns stock (or other equity interests) possessing 50% or more of the total combined voting power of all classes of stock (or other equity interests) in one of the other Persons in such chain.

“Treasury Regulations” - the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed, temporary, or final Treasury Regulations.

“Vesting Schedule” - a schedule on which an Option becomes exercisable as to a specific number of Shares subject to such Option.

ARTICLE 2
ADMINISTRATION OF THE PLAN

2.1        Administration.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee is authorized to take the following action, in addition to each other action that the Committee is expressly authorized to take pursuant to the Plan:

(a)        determine who is an Eligible Individual and determine the Eligible Individuals to whom Options are to be granted;

(b)        determine the number of Shares to be covered by each of the Options, the time or times at which Options shall be granted and exercisable and terminate, the exercise price for Shares subject to the Options, whether such Options shall be Incentive Stock Options or Non-Incentive Stock Options, and the other terms and provisions of each Option Agreement (which need not be the identical);

(c)        interpret the Plan provisions;

(d)        terminate the Plan;

(e)        adopt, amend, and rescind rules and regulations relating to the Plan and the functioning of the Committee;

(f)        determine the Fair Market Value of Shares;

(g)       accelerate the vesting of Options;

(h)       rely on the employees of the Company for such clerical and record-keeping duties as may be necessary or desirable in connection with the administration of the Plan; and

(i)        make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

2.2        Absolute Discretion.  All questions of interpretation and application of the Plan or any Option Agreement or pertaining to any Option granted hereunder shall be subject to the determination by a majority of the members of the Committee acting with absolute discretion.

2.3        No Liability for Good Faith Determinations.  No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option, and members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, and the costs of settling any suit if such settlement is approved by independent legal counsel selected by the Company), and amounts paid in satisfaction of a judgment (except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.  This right to indemnification shall be in addition to, and not a limitation on, any other indemnification rights any member of the Committee may have.

2.4        No Liability of Company.  The Company assumes no obligation or responsibility to any Participant for any act of, or failure to act on the part of, the Committee.

ARTICLE 3
ELIGIBILITY OF PARTICIPANTS

3.1        Participants.  An Option may be granted pursuant to the Plan only to a Person who is an Eligible Individual at the Date of Grant of such Option.

3.2        Factors in Determination.  In making any determination as to whether a Person is an Eligible Individual, as to whether an Eligible Individual will be granted an Option, and as to the number of Shares to be covered by such Option, the Committee shall take into account the duties of such Person, the present and potential contributions of such Person to the growth and success of the Company and its Parents or Subsidiaries, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.  The Committee shall not be precluded from approving the grant of an Option to any Eligible Individual solely because such Person may previously have been granted an Option under the Plan.

ARTICLE 4
SHARES SUBJECT TO PLAN

4.1        Shares.  At no time shall the number of Shares subject to outstanding Options be greater than the Issuable Number.  The Company shall cause the Issuable Number of Shares to be reserved for issuance or delivery under the Plan at all times the Plan is in effect.

4.2        Expiration or Cancellation of Options; Tendered Shares.  Should any Option expire or be canceled without being fully exercised, the number of Shares with respect to which such Option shall not have been exercised prior to its expiration or cancellation will again be available for the granting of Options pursuant to the provisions hereof.  Furthermore, if the exercise price of any Option granted under the Plan is satisfied by tendering Shares (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the Issuable Number; provided, however, that any increase in the Issuable Number resulting from the application of this sentence shall be reserved for issuance of Shares in satisfaction of Non-Incentive Stock Options only.

4.3        Description of Shares.  The Shares to be delivered under the Plan shall be made available from (a) authorized but unissued Shares, (b) Shares held in the treasury of the Company, or (c) previously issued Shares reacquired by the Company, including Shares purchased on the open market, as the Board or the Committee may, in each situation, determine from time to time in its sole discretion.

ARTICLE 5
GRANT OF OPTIONS

5.1        Decision of Committee.  From time to time the Committee shall, in its sole discretion but subject to all of the provisions of the Plan, determine which Eligible Individuals will be granted Options, the number of Shares subject to Options, and the terms and conditions of the Options, including whether the Options will be Incentive Stock Options or Non-Incentive Stock Options.  The terms and conditions of an Option need not be the same for any other Option.

5.2        Date of Grant.  The date of the Agreement shall be the date on which the Option is deemed granted.  In no event shall a Participant gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual acceptance of the offer of the Option and execution of the Option Agreement by the Company and the Participant.

5.3        Acceptance of Grant.  Each Eligible Individual granted an Option pursuant to Section 5.1 shall have an opportunity to accept or reject the grant of the Option.  Execution and delivery of an Option Agreement relating to an Option shall qualify as such written acceptance.  Each Eligible Individual who indicates a desire to accept the grant of the Option offered to him or her must enter into an Option Agreement pursuant to Section 6.1 hereof as a condition to such acceptance.

5.4        Limitation of Time of Grant.  In no event shall any Incentive Stock Option be granted hereunder after the date that is ten years after the earlier of (a) the date the Plan is adopted by the Board and (b) the date the Plan is approved by the shareholders of the Company pursuant to Section 9.1.

5.5        Limitation on Incentive Stock Options.  Notwithstanding any other provision contained herein to the contrary, no Incentive Stock Option shall be granted to an Eligible Individual under the Plan to the extent it, together with all other incentive stock options granted by the Company or any of its Parents or Subsidiaries to such Eligible Individual, would relate to Shares that, in the calendar year they first become purchasable, have a Fair Market Value, at the Date of the Grant, in excess of $100,000.  Notwithstanding the above, to the extent that the $100,000 limit is exceeded, the Option shall automatically be deemed to be a Non-Incentive Stock Option.

5.6        Limitation on Recipients of Grant.  Notwithstanding any other provision contained herein to the contrary, in no event shall any Eligible Individual owning directly or indirectly (pursuant to Code Section 424) more than 10% of the total combined voting power of the Company or any Corporate Subsidiary (a “10% Holder”) be granted an Incentive Stock Option hereunder unless (a) the exercise price is at least 110% of the Fair Market Value of the Shares at the Date of Grant of the Option and (b) the term of the Option does not exceed five years from the Date of Grant.  Notwithstanding any other provision contained herein to the contrary, in no event shall any Incentive Stock Option (or an incentive stock option under any other plan of the Company or a Subsidiary) be granted to any Eligible Individual unless such Eligible Individual is a Key Employee of the Company or a Corporate Parent or Corporate Subsidiary of the Company.

ARTICLE 6
TERMS AND CONDITIONS OF OPTIONS

6.1        Option Agreement.  Each Option granted under the Plan shall be evidenced by an Option Agreement, in such form as the Committee may prescribe, setting forth the tens and conditions of the Options, consistent with the provisions of the Plan.  The Option Agreement shall identify the Option granted as either an Incentive Stock Option or a Non-Incentive Stock Option.

6.2        Number of Shares.  Each Option Agreement shall specify the number of Shares subject to each Option.

6.3        Exercise Price.  The exercise price for each Share purchased under any Option shall be specified in the Option Agreement relating to such Option, which shall not be less than the par value of a Share and, in the case of an Incentive Stock Option, shall also not be less than 100% of the Fair Market Value of a Share on the Date of Grant.

6.4        Payment of Exercise Price.  Payment of the exercise price for Shares purchased under the Plan shall be made upon the exercise of an Option and may be paid to the Company:

(a)        in cash (including check, bank draft, or money order); or

(b)        at the discretion of the Committee, or if the Option Agreement so provides, by the delivery of Shares of the Company owned by the Participant (including Shares received upon exercise of such Option) that have a Fair Market Value on the date of exercise equal to the aggregate exercise price;

(c)        at the discretion of the Committee, or if the Option Agreement so provides, by the delivery of a promissory note in the principal amount of the aggregate exercise price and having such other terms as are determined by the Committee or provided in the Option Agreement; or

(d)        at the discretion of the Committee, or if the Option Agreement so provides, by a combination of the foregoing.

6.5        Vesting.  If the relevant Option Agreement does not specify a Vesting Schedule but (assuming no event of the type described in Article VII that would shorten or extend such term occurs during such term) has a term of at least five years from the Date of Grant, the Option shall become exercisable with respect to cumulative quantities of 20% of the Shares subject thereto on the first, second, third, fourth, and fifth anniversary dates of the Date of Grant (subject to adjustment as contemplated by Article VII).

6.6        Modification, Extension, and Renewal of Options.  Subject to the terms and conditions of and within the limitations of the Plan and any consent required by the last two sentences of this Section, the Committee may (a) modify, extend, or renew outstanding Options, (b) accept the surrender of outstanding Options (to the extent not previously exercised) and authorize the granting of new Options (including those with a higher or lower exercise price) in substitution for outstanding Options (to the extent not previously exercised), and (c) amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing the Incentive Stock Option to a Non-incentive Stock Option.  Nevertheless, without the consent of the Participant, the Committee may not modify any outstanding Option so as to specify a higher or lower exercise price or accept the surrender of outstanding Incentive Stock Options and authorize the granting of new Options in substitution therefor specifying a higher or lower exercise price.  In addition, no modification of an Option shall, without the consent of the Participant, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Participant except, with respect to Incentive Stock Options, as may be necessary to satisfy the requirements of Section 422 of the Code.

6.7        Exercise of Options Generally.  An Option may be exercised only by written notice of exercise delivered to the Company during the term of the Option, which notice shall (a) state the number of Shares with respect to which the Option is being exercised, (b) be signed by the Participant (or, if the Participant is dead or Disabled, by the Person, if any, authorized to exercise the Option pursuant to the Plan and, if signed by a Person other than the Participant, be accompanied by or contain satisfactory evidence of such Person’s right to exercise the Option), (c) be accompanied by payment of the appropriate exercise price and by payment in full of all the applicable taxes required to be withheld with respect to such exercise, (d) state the Social Security number of the Participant or other Person exercising the Option as contemplated by clause (b) above, and (e) include or be accompanied by such other information, instruments, agreements, and documents required to satisfy any other condition to exercise specified in the Plan (including but not limited to those contained in Section 6.9, 6.10, and 6.15) or the Option Agreement.  Unless otherwise consented to by the Committee, an Option shall not be deemed exercised until the requirements of this Section are completely fulfilled.

6.8        Certain Conditions to Exercise and Delivery of Stock.  Nothing herein or in any Option or any Option Agreement shall require the Company to issue or deliver any Shares if that issuance or delivery would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, in each case, as then in effect.  The Company may, as a condition precedent to the exercise of an Option, require from the Participant (or in the event of the death or Disability of the Participant, the Participant’s legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Participant’s (or such other Person’s) intentions with regard to the retention or disposition of the Shares being acquired and such written covenants and agreements, if any, as to the manner of disposal of such Shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that Participant (or in the event of the death or Disability of the Participant, the Participant’s legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, in each case, as then in effect.

6.9        Additional Restrictions on Exercise.  The exercise of each Option granted under the Plan shall be subject to the condition that if at any time the Company or the Committee shall determine, in its sole discretion, that (a) the satisfaction of withholding taxes or other withholding liabilities, (b) the listing, registration, or qualification of any Shares otherwise deliverable upon such exercise on any securities exchange or under any state or federal law, or (c) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares thereunder, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained without any conditions not acceptable to the Company.

6.10      Nontransferability of Options.  Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Participant or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Participant, no Option shall be transferable by a Participant other than by will or the laws of descent and distribution or, in the case of a Non-Incentive Stock Option, a qualified domestic relations order; provided, however, that the Board of Directors or the Committee, as applicable, in its discretion, may allow for transferability of non-qualified stock options by the Participant.  Following any such transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

6.11      No Fractional Shares.  The Company shall not in any case be required to sell, issue, or deliver a fractional Share with respect to any Option.  In lieu of the sale, issuance, or delivery of any fractional Share, the Company shall pay to the Participant an amount in cash equal to the same fraction (as the fractional Share) of the Fair Market Value of a Share determined as of the date such Option was exercised.

6.12      Delivery of Certificates of Stock.  The Company shall promptly issue and deliver a certificate representing the number of Shares as to which an Option has been duly exercised.  The value of the Shares issuable or deliverable upon exercise of an Option shall not bear any interest owing to the passage of time, except as may be otherwise provided in an Option Agreement or approved in writing by the Committee.

6.13      Legends.  Certificates for Shares issued or delivered upon exercise of an Option, when delivered, may bear such legends or statements as the Committee or the Company determines to be appropriate or advisable.

6.14      Restrictions on Transfer of Shares; Rights to Acquire from Participant.  Each Option Agreement may provide for (a) restrictions on the transferability of Shares acquired pursuant to an Option or otherwise and (b) options and rights of first refusal with respect to any or all of such Shares in favor of the Company and/or any or all of its shareholders that, in each instance, the Committee in its sole and absolute discretion may deem proper or advisable.  Unless otherwise provided in an Option Agreement, the provisions of the Shareholders’ Agreement in effect at the date of exercise of an Option are fully applicable to all Shares issued pursuant to that Option.  To the extent that Participant (or other Person exercising the Option) has not already done so, the Participant (or other Person exercising the Option) will be deemed to have executed a counterpart thereof as of the date of exercise.  The Committee may require, as a condition to the exercise of an Option, the Participant and his or her spouse (or other Person exercising the Option) to execute and deliver an agreement confirming the existence and enforceability of any such restrictions on the transferability of the Shares to be acquired upon exercise of such Option and otherwise evidencing their express agreement to be bound thereby.  The failure to obtain any such confirmation and agreement shall not have any effect on the existence or enforceability of the restrictions on transferability applicable to such Shares.

6.15      No Rights as Shareholder.  The holder of an Option shall not have any of the rights of a shareholder of the Company with respect to the Shares covered by the Option unless and until, and except to the extent that, one or more certificates for such Shares shall have been delivered to such holder or such holder has been determined to be a shareholder of record by the Company or its transfer agent upon due exercise of the Option.

ARTICLE 7
TERMINATION OF OPTIONS

7.1        Term of Options.  Unless the relevant Option Agreement expressly provides a different term, the term of each Option shall be from the Date of Grant until the date that is five years after such Date of Grant; provided, however, that no Option Agreement relating to an Incentive Stock Option shall permit such Incentive Stock Option to be exercisable later than ten years (five years in the case of a 10% Holder) from the Date of Grant.

7.2        Termination Before Option Becomes Exercisable.

(a)        Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of an Eligible Employer for any reason whatsoever before the date that an Option shall first have become exercisable by the Employee-Participant and such Employee-Participant is not then an employee of any other Eligible Employer, the Option and all rights of the Employee-Participant to exercise the Option shall terminate, lapse, and be forfeited at the time of such termination of employment.

(b)        Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Participant (other than an Employee-Participant) or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Participant (other than an Employee-Participant), if the Participant ceases to serve an Eligible Employer in the capacity in which the Participant was serving at the time the Option was granted for any reason whatsoever before the date an Option shall first have become exercisable by the Participant and such Participant is not then serving any other Eligible Employer, the Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited at the time the Participant ceases to so serve the Eligible Employer.

7.3        Discharge or Resignation.

(a)        Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of an Eligible Employer for any reason other than death or Disability and such Employee-Participant is not then an employee of any other Eligible Employer, the Employee-Participant shall have the right to exercise an Option, but only to the extent exercisable on the date of such cessation of employment, at any time within three months after such cessation of employment; provided, however, that if the Employee-Participant shall die within three months after such date of cessation of employment without having exercised the Option, the personal representatives, heirs, legatees, or distributees of the Employee-Participant, as appropriate, shall have the right, up to one year from such date of cessation of employment (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable), to exercise any such Option to the extent that the Option was exercisable prior to the Employee-Participant’s death and had not been so exercised.  The Option and all rights of the Employee-Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such cessation of employment to the extent the Option is not exercisable on such date.

(b)        Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Participant (other than an Employee-Participant) or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Participant (other than an Employee-Participant), if the Participant ceases to serve an Eligible Employer in the capacity in which the Participant was serving at the time the Option was granted for any reason other than death and such Participant is not then serving any other Eligible Employer, the Participant shall have the right to exercise an Option, but only to the extent exercisable on the date of such cessation, at any time within three months after such cessation; provided, however, that if the Participant shall die within three months after such date of cessation without having exercised the Option, the personal representatives, heirs, legatees, or distributees of the Participant, as appropriate, shall have the right, up to one year from such date of cessation (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable), to exercise any such Option to the extent that the Option was exercisable prior to the Participant’s death and had not been so exercised.  The Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such cessation to the extent the Option is not exercisable on such date.

7.4        Death.  Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Participant or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Participant, upon the death of a Participant, the personal representatives, heirs, legatees, or distributees of the Participant, as appropriate, shall have the right up to one year from the date of the Participant’s death (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable) to exercise any Option, but only to the extent that the Option was exercisable at the date of the Participant’s death and had not been so exercised.  The Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such death to the extent the Option is not exercisable on such date.

7.5        Disability.  Unless the relevant Option Agreement with respect to a Non-Incentive Stock Option expressly provides greater or lesser rights to the Employee-Participant or the relevant Option Agreement with respect to an Incentive Stock Option expressly provides lesser rights to the Employee-Participant, if an Employee-Participant ceases to be an employee of the Eligible Employers due to such Employee-Participant’s Disability, as determined solely and exclusively by the Committee, the Employee-Participant shall have the right to exercise an Option, but only to the extent exercisable on the date of termination of employment, at any time within one year after such termination of employment (or such lesser period as is contemplated by Section 7.6 or 7.7, if applicable).  The Option and all rights of the Participant to exercise the Option shall terminate, lapse, and be forfeited on the date of such termination of employment to the extent the Option is not exercisable on such date.

7.6        Limitations on Exercise.  Despite the provisions of Sections 7.4 and 7.5, no Incentive Stock Option shall be exercisable under any condition after the expiration of ten years (five years in the case of a 10% Holder) from the Date of Grant.  In addition, the provisions of Sections 7.4 and 7.5, shall be subject to the provisions of Sections 9.6 and 9.7.

7.7        Forfeiture.  Each Option Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Shares acquired pursuant to an Option or otherwise.  The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Participant render substantial services to the Company or its Parents or Subsidiaries for a specified period of time.

ARTICLE 8
CERTAIN TAX MATTERS

8.1        Withholding.  The amount, as determined by the Committee, of any federal, state, or local tax required to be withheld by the Company (or Subsidiary that is the employer of the Participant) due to the exercise of a Non-Incentive Stock Option shall be satisfied (a) by payment by the Participant to the Company (or Subsidiary that is the employer of the Participant) of the amount of such withholding obligation in cash, (b) through the retention by the Company of a number of Shares out of the Shares being purchased through the exercise of the Option having, at the date of withholding, a Fair Market Value equal to the amount of the withholding obligation, (c) through delivery by the Participant of Shares that have Fair Market Value at the date of withholding equal to the amount of the withholding, or (d) any combination of the foregoing.  The Committee shall determine the time and must consent to the manner in which a Participant shall satisfy a withholding obligation.  The cash payment or cash equal to the Fair Market Value of the Shares so withheld, as the case may be, shall be remitted by the Company (or Subsidiary that is the employer of the Participant) to the appropriate taxing authorities.

8.2        Disqualifying Disposition.  A Participant who makes a disqualifying disposition (within the meaning of Section 422 of the Code) of Shares acquired through the exercise of an Incentive Stock Option shall notify the Company of such disposition and the amount realized upon such disposition.  The Company shall have the right to require payment from the Participant to cover any federal, state, or local tax required to be withheld by the Company in the event of the disqualifying disposition of such Shares.  If a Participant fails to give the Company notice of the disqualifying disposition and/or fails to make a payment of the applicable withholding taxes and the Company incurs any penalties or becomes liable for any interest under the Code for failure to withhold on wages, the Participant shall immediately reimburse the Company for the amount of such penalties and interest and shall pay the Company reasonable attorneys’ fees if the Company resorts to legal action to enforce its rights under this sentence.

ARTICLE 9
MISCELLANEOUS

9.1        Effective Date.  The Plan shall be effective as of October 30, 2010 provided, however, that if the Plan is not approved by the holders of a majority of the outstanding shares of voting stock of the Company prior to November 10, 2010, all Incentive Stock Options granted under the Plan shall automatically become Non-Incentive Stock Options.

9.2        Termination of Plan.  The Board or the Committee may terminate the Plan at any time.  However, termination of the Plan shall not affect any Options previously granted hereunder; such Options shall remain in effect until they have been terminated or exercised, all in accordance with their terms.

9.3        Furnish Information.  Each Participant shall furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

9.4        Remedies.  The Company shall be entitled to recover from a Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Option Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

9.5        Information Confidential.  As partial consideration for the granting of each Option hereunder, the Participant agrees with the Company to keep confidential all information and knowledge that the Participant has relating to the manner and amount of the Participant’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.  In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration that breach in determining whether to recommend the grant of any future Option to that Person as a factor militating against the advisability of granting any such future Option to that Person.

9.6        Changes in Capital Structure.  If there is any change in the capital structure of the Company through a Reorganization or otherwise, or if there shall be any dividend on the Shares, payable in Shares, or if there shall be a stock split or combination of Shares, the maximum aggregate number of Shares with respect to which Options may be exercised hereunder and the number and the exercise price of the Shares with respect to which an Option has been granted hereunder shall be proportionately adjusted by the Committee as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.  The issuance or delivery of stock for consideration shall not be considered a change in the Company’s capital structure.  No adjustment provided for in this Section shall require the issuance or delivery of any fractional Share.  The provisions of this Section shall not override the provisions of Section 9.7.

9.7        Dissolution, Liquidation, or Reorganization.  In the event of the dissolution or liquidation of the Company, the Committee in its sole discretion, may (a) declare any or all outstanding Options to be immediately exercisable, (b) pay cash to any or all Participants in exchange for the cancellation of their Options at a price determined by the Committee to be the fair value thereof, or (c) permit the Participant to elect the manner in which the Option shall be treated upon the liquidation or dissolution of the Company.  In the event of a Reorganization of the Company, the Committee in its sole discretion, may (a) declare any or all outstanding Options to be immediately exercisable, (b) pay cash to any or all Participants in exchange for the cancellation of their Options at a price determined by the Committee to be the fair value thereof, (c) grant new Options, (d) substitute new Options for any or all Options awarded hereunder, (e) permit any or all of the Options to continue in accordance with their terms but with respect to the securities that would be issued in respect of the Shares subject to such Options in connection with such Reorganization, (f) make other adjustments to the Plan or any or all Options, or (g) permit the Participant to elect the manner in which the Option shall be treated upon the Reorganization of the Company.

9.8        Adjustments for Pooling of Interests Accounting.  Notwithstanding any other provision of the Plan or any Option Agreement, if the Company enters into a transaction that is intended to be accounted for using the pooling of interests method of accounting, but it is determined by the Board that any Option or any aspect thereof could reasonably be expected to preclude such treatment, then the Board may modify (to the minimum extent required) or revoke (if necessary) the Option or any of the provisions thereof to the extent that the Board determines that such modification or revocation is necessary to enable the transaction to be subject to the pooling of interests method of accounting.

9.9        Amendment.  The Board may, by resolution, amend the Plan at any time; provided, however, that, subject to the provisions of Section 9.6, 9.7, and 9.8 the Board may not, without approval by the holders of a majority of the outstanding Shares, (a) increase the Maximum Number, (b) reduce the exercise price with respect to an Option granted hereunder, contrary to the provisions of the Plan as hereinabove set forth, (c) change the class of employees eligible to participate in the Plan, or (d) otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements with respect to eligibility for participation in the Plan.  The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan except as authorized herein.

9.10      Automatic Amendment for Requirements of and Changes in Code.  The Plan, to the extent it relates to Incentive Stock Options, and each Option Agreement that relates to Incentive Stock Options shall automatically be amended to contain any and all of the restrictions and limitations required, by Section 422 of the Code and the regulations promulgated thereunder, to be contained in the Plan and/or such Option Agreement, as appropriate.  The Plan and each Option Agreement that relates to Incentive Stock Options shall automatically be amended to eliminate any and all of the restrictions and limitations set forth in the Plan or any Option Agreement with respect to Incentive Stock Options if and to the extent that Section 422 of the Code and the regulations promulgated thereunder do not require such restrictions and limitations and either permit or do not prohibit such automatic amendments.

9.11      Nonguarantee of Employment.  Nothing in the Plan shall confer upon a Participant any right to continue in the employ of, or to continue to perform services for, any or all Eligible Employers or interfere in any way with the right of any or all Eligible Employers to terminate the Participant’s employment or other relationship with any or all Eligible Employers at any time.

9.12      Severability.  If any provision of the Plan is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Plan; the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Plan.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of the Plan a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.  With respect to Incentive Stock Options, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, however, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed a Non-Incentive Stock Option for all purposes of the Plan.

9.13      Rule 16b-3.  With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated thereunder, and with respect to such Participants all transactions shall be subject to such conditions regardless of whether they are expressly set forth in the Plan or any Option Agreement.  To the extent any provision of the Plan fails to so comply, the Plan shall automatically be amended to contain any and all of the restrictions and limitations required by Rule 16b-3.  To the extent any action by the Committee fails to so comply, such action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

9.14      Expenses.  Any expenses of administering the Plan shall be borne by the Eligible Employers.

9.15      Construction.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.  The section headings contained in the Plan are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.

9.16      Notice.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same in the relevant Option Agreement.

Unless otherwise provided in an Option Agreement, each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Unless otherwise provided in an Option Agreement, any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received.  Unless otherwise provided in an Option Agreement, any party may change its address for purposes of this Section by giving written notice of such change to all other persons who may be required or permitted to give any notice, request, demand, or other communication hereunder in the manner hereinabove provided.  Any Person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.

9.17      Calculation of Time.  In determining the time within which an event or action is to take place for purposes of the Plan, no fraction of a day shall be considered, and any act, the performance of which would fall on a day that is not a Business Day, may be performed on the following Business Day.

9.18      Successors.  The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and on the Participants and their respective heirs, executors, administrators, and legal representatives to the extent set forth in the Plan.

[THIS SPACE LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the Company has executed the Plan on October 30, 2010, to be effective as set forth in Section 9.1 above.

PARALLAX DIAGNOSTICS, INC.

By:	/s/ J. Michael Redmond

Name:	Joseph Michael Redmond

Title:	Chief Executive Officer/Director

ATTEST:

Secretary

EXHIBIT A

CURRENT FORM OF SHAREHOLDERS’ AGREEMENT

A-1

EXHIBIT B

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made and entered into by and between Parallax Kline, Inc., (the “Company”), and __________________ (the “Participant”), as of the effective date of this Agreement specified on Schedule I hereof (the “Date of Grant”), pursuant to the Parallax Kline, Inc. 2010 Stock Option Plan adopted effective October 1, 2010 (as the same may have been or hereafter be amended from time to time, the “Plan”).  Terms used herein with their initial letters capitalized that are defined in the Plan shall have the meaning given them in the Plan unless otherwise defined herein or the context hereof otherwise requires.

RECITALS:

A.          The Company has adopted the Plan to strengthen the ability of the Company to encourage ownership of the Company by certain employees of the Company and its Subsidiaries, to provide additional incentive for them to remain in the employ of the Company and its Subsidiaries, and to promote the growth and success of the Company and its Subsidiaries.

B.          The Committee that administers the Plan believes that the granting of the stock option herein described to Participant is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the Company and Participant agree as follows:

AGREEMENTS:

1.          Plan Controls.  The terms of this Agreement are governed by the terms of the Plan.  Participant hereby acknowledges receipt of a copy of the Plan, as amended through the date hereof.  The Company hereby agrees to furnish to Participant a copy of the Plan, as amended through the date of request therefor, without charge, on request to the Company at the address to which notices are to be sent to the Company.  In the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

2.          Grant of Option.  The Company hereby grants to Participant the right and option (the “Option”) to purchase an aggregate number of shares set forth on Schedule I hereof beside the caption “Number of Optioned Shares” (such number being subject to adjustment as provided in Section 9.6 of the Plan) of the Common Stock of the Company (the “Optioned Shares”) on the terms and conditions herein set forth.  If designated on Schedule I hereof as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, and this Agreement shall be interpreted accordingly.  By execution of this Agreement, the Participant accepts the grant of the Option.

3.          Exercise Price.  The price at which Participant shall be entitled to purchase the Optioned Shares shall be the dollar amount per share set forth on Schedule I hereof beside the caption “Exercise Price” (such exercise price being subject to adjustment as provided in Section 9.6 of the Plan).  The exercise price shall be paid with (a) cash (including check, bank draft, or money order); (b) if the use of shares of Common Stock is permitted according to Schedule I hereof or otherwise permitted by the Committee in writing, shares of Common Stock owned by Participant; or (c) any combination of the foregoing.

4.          Option Period.  The Option hereby granted shall be and remain in force and effect during the “Option Period.” The Option Period begins on the Date of Grant and terminates on the date that is ten years after the Date of Grant (or, if a different date is shown on Schedule I hereof beside the caption “Termination Date”, such date); subject, however to earlier termination as provided by the provisions of Article VII of the Plan and this Agreement (it being understood that this Agreement contains no express provision that would provide any of the greater or lesser rights that Article VII of the Plan permits to be provided in an Option Agreement except to the extent any variation therefrom is specifically set forth in the language beside the caption “Greater or Lesser Article VII Rights” on Schedule I hereof) (the date of any such termination being called herein the “Expiration Date”).

5.          Vesting Schedule.  The Option may be exercised, in whole or in part, from and after the following dates and prior to the Expiration Date.  Except only as specifically provided elsewhere herein or in the Plan, this Option shall be exercisable in the following cumulative installments:

Up to _________ of the Optioned Shares at any time after the first ninety (90) days of the Date of Grant;

Up to an additional _________ of the Optioned Shares on or after the second ninety (90) days of the Date of Grant;

Up to an additional _________ of the Optioned Shares on or after the third ninety (90) days of the Date of Grant; and

Up to an additional _________ of the Optioned Shares on or after the fourth ninety (90) days of the Date of Grant; and

Up to an additional _________ of the Optioned Shares on or after the fifth ninety (90) days of the Date of Grant; and

Up to an additional _________ of the Optioned Shares on or after the sixth ninety (90) days of the Date of Grant.

6.          Nontransferability of Options.  Transfers of the Option are restricted as set forth in the Plan except to the extent, if any, transfers are expressly permitted in the language appearing beside the caption “Expanded Rights to Transfer Option” on Schedule I hereof.  The Participant agrees to comply with such restrictions.

7.          Nontransferability of, and Right to Acquire, Shares.  Except to the extent, if any, the language appearing beside the caption “Modifications to Transfer/Repurchase Provisions” on Schedule I hereof modifies the provisions thereof, the Stock Transfer/Repurchase Provisions, which are attached to the Plan as Exhibit A, govern transfers of the Shares acquired upon exercise of the Option and grant certain Persons the right to buy such Shares under certain circumstances.  The Participant agrees to comply with the Stock Transfer/Repurchase Provisions (if and as modified).

8.          Information Confidential.  As partial consideration for the granting of the Option, the Participant agrees with the Company to keep confidential all information and knowledge that the Participant has relating to the manner and amount of the Participant’s participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, the Participant’s tax and financial advisors, or financial institutions to the extent that such information is necessary to secure a loan.

9.          Administration.  This Agreement is subject to the terms and conditions of the Plan.  The Plan will be administered by the Committee in accordance with its terms.  The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect to the Plan and to this Agreement shall be final and binding upon Participant and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

10.        Continuation of Employment.  This Agreement shall not be construed to confer upon Participant any right to continue in the employ of the Company or any of its Subsidiaries and shall not limit the right of the Company or any of its Subsidiaries, in its sole discretion, to terminate the employment of Participant at any time.

11.        Notice.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid to the address specified by the person who is to receive the same.

Each such notice, request, demand, or other communication hereunder shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile-machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Paragraph, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand, or other communication given otherwise than in accordance with this Paragraph shall be deemed to have been given on the date actually received.  Either party to this Agreement may change its address for purposes of this Paragraph by giving written notice of such change to the other party in the manner herein above provided.  Any person entitled to any notice, request, demand, or other communication hereunder may waive the notice, request, demand, or other communication.  Until changed in accordance herewith, the Company and Participant specify their respective addresses as those set forth below their signatures at the end of this Agreement.

12.        Paragraph Headings.  The Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.        Governing Law and Venue.  THIS AGREEMENT SHALL AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE  OF NEVADA. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS LOCATED IN THE STATE OF NEVADA AND AGREES THAT ANY LITIGATION BETWEEN THE PARTIES WILL BE FILED IN COURTS LOCATED IN RENO, NEVADA.

14.        Arbitration.  By execution hereof, the parties hereto expressly agree that upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable, arising between the parties in any way arising out of any of the provisions contained in this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (the “AAA”) and in Reno, Nevada.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) except as otherwise specified herein.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitrator shall resolve all disputes in accordance with the applicable substantive law.  A single arbitrator shall be chosen and shall decide the dispute, unless the amount sought in the dispute exceeds $100,000, in which case a panel of three arbitrators shall decide the dispute.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the arbitrator(s) shall make specific, written findings of fact and conclusions of law.  In all arbitration proceedings in which the amount of any award exceeds $100,000, in the aggregate, the parties shall have, in addition to the limited statutory right to seek a vacation or modification of an award pursuant to applicable law, the right to vacation or modification of any award that is based, in whole or in part, on an incorrect or erroneous ruling of law by appeal to an appropriate court having jurisdiction; provided, however, that any such application for a vacation or modification of such an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the dispute within 15 days from the date the award is rendered.  The findings of fact of the arbitrator(s) shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.  No provision of this Agreement nor the exercise of any rights hereunder shall limit the right of any party, and any party shall have the right during any dispute, to seek, use, and employ ancillary or preliminary remedies, such as injunctive relief (including, without limitation, specific performance), from a court having jurisdiction before, during, or after the pendency of any arbitration.  The institution and maintenance of any action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party to submit any dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof.

15.        Attorney’s Fees.  If any action is brought to enforce or interpret the terms of this Agreement (including through arbitration), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

16.        Counterparts.  This Agreement may be executed in any number of counterparts and shall be effective when each party hereto has executed at least one counterpart, with the same effect as if all signing parties had signed the same document.  All counterparts will be construed together and evidence only one agreement, which, notwithstanding the actual date of execution of any counterpart, shall be deemed to be dated the day and year first written above.  In making proof of this Agreement, it shall not be necessary to account for a counterpart executed by any party other than the party against whom enforcement is sought or to account for more than one counterpart executed by the party against whom enforcement is sought.

17.        Execution by Facsimile.  The manual signature of any party hereto that is transmitted to any other party by facsimile shall be deemed for all purposes to be an original signature.

[THIS SPACE LEFT BLANK INTENTIONALLY]

Executed on the date or dates indicated below, to be effective as of ____________.____.

________________________________

By: _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________, _____

Address: _________________________
__________________________

Participant: _______________________

Name: ___________________________

Date: ____________, _____

Address: _________________________
__________________________
__________________________

SCHEDULE I

DATE OF GRANT:
TYPE OF OPTION:	Incentive Stock Option ________
Nonqualified Stock Option ________
NUMBER OF OPTIONED SHARES:	__________________
EXERCISE PRICE:	$ _____
TERMINATION DATE:	Fifth Anniversary of Date of Grant (Maximum term of 10 years; 5 years in the case of 10% shareholders)
PERMISSION TO PAY WITH SHARES:	_______ Granted Denied _______
EXPANDED RIGHTS TO TRANSFER OPTION:	_______ Granted Denied _______
GREATER OR LESSER ARTICLE VII RIGHTS:	None

I-1